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                                                                    EXHIBIT 10.2

                       AMENDED AND RESTATED REVOLVING NOTE

$15,000,000                                                          May 1, 2002


                  FOR VALUE RECEIVED, United States Exploration, Inc. ("Borrower") promises to pay to the order of Bank of Oklahoma, N.A. ("Bank"), at Bank's principal office in Oklahoma City, Oklahoma, or at such other place as the holder of this Amended and Restated Revolving Note may direct, in lawful money of the United States of America, the lesser of the principal amount of Fifteen Million and no/100 Dollars ($15,000,000) or the aggregate unpaid principal amount of all Advances made by Bank to Borrower hereunder in accordance with the terms of that certain Credit Agreement dated August 25, 2000, as amended by that certain First Amendment to Credit Agreement dated as of the date hereof, entered into between Borrower and Bank, as the same may be amended, modified, increased, supplemented and/or restated from time to time (the "Credit Agreement"), and Borrower further promises to pay interest to Bank in like money, from the date hereof on the unpaid principal amount hereof from time to time outstanding, at the rates stated in the Credit Agreement. Capitalized terms used in this Amended and Restated Revolving Note which are defined in the Credit Agreement shall have the same meaning provided therein when used in this Amended and Restated Revolving Note, unless otherwise defined in this Amended and Restated Revolving Note.

                  1. Payment Terms. The principal of, and all accrued interest upon, this Amended and Restated Revolving Note shall be due and payable in the amounts and at the times stated in the Credit Agreement. Interest shall be due and payable monthly in arrears, with the first payment having been made on September 1, 2000, and succeeding payments to be made on the first Business Day of each calendar month thereafter. The unpaid principal balance of this Amended and Restated Revolving Note together with accrued but unpaid interest thereon shall be due and payable on the Revolving Loan Termination Date in an amount equal to the then outstanding principal balance plus accrued but unpaid interest. For the purpose of computing interest under this Amended and Restated Revolving Note, payments of all or any portion of the principal sum owing under this Amended and Restated Revolving Note will not be deemed to have been made until such payments are received by the holder of this Amended and Restated Revolving Note in collected funds. The records of the holder of this Amended and Restated Revolving Note shall be prima facie evidence of the amounts owing on this Amended and Restated Revolving Note.

                  2. Disbursal and Prepayment. The Bank may disburse the principal of this Amended and Restated Revolving Note to Borrower in one or more Advances from time to time in accordance with the Credit Agreement. Borrower shall be entitled, and, in certain instances, may be required, to prepay the principal of this Amended and Restated Revolving Note together with accrued but unpaid interest thereon from time to time in accordance with the Credit Agreement. Borrower may borrow, repay and reborrow under this Amended and Restated Revolving Note in accordance with the terms of the Credit Agreement. It is contemplated that by reason of prepayments hereon there may be times when no Indebtedness is owing hereunder; but notwithstanding such occurrences, this Amended and Restated Revolving Note shall remain valid and shall be in full force and effect as to Loans made pursuant to the Credit Agreement subsequent to each such occurrence.



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                  3. Security. The payment of this Amended and Restated
Revolving Note is secured by the Liens more particularly described in the Credit Agreement and the Security Documents, including, without limitation, a Mortgage with Power of Sale, Security Agreement, Assignment and Financing Statement dated August 25, 2000, as subsequently amended.

                  4. Acceleration. Upon the occurrence of an Event of Default under the Credit Agreement or a default in or under any other Loan Document (subject to any applicable cure period and notices expressly provided in the Credit Agreement), the holder of this Amended and Restated Revolving Note, at the holder's option, may declare immediately due and payable the entire unpaid principal balance of, and all accrued and unpaid interest on this Amended and Restated Revolving Note, and exercise any or all other Rights provided in the Loan Documents, or at law or in equity, without notice, formal demand or presentment, all of which are hereby waived by Borrower.

                  5. Waiver. Except as otherwise expressly provided in this Amended and Restated Revolving Note or in the other Loan Documents, Borrower and all sureties, endorsers and guarantors of this Amended and Restated Revolving Note (i) waive demand, presentment for payment, notice of intention to accelerate, notice of acceleration, protest, notice of protest and all other notices, filing of suit and diligence in collecting this Amended and Restated Revolving Note or enforcing any of the security herefor, (ii) agree to any substitution, exchange or release of any such security or the release of any party primarily or secondarily liable herefor, (iii) agree that it will not be necessary for any holder hereof, in order to enforce payment of this Amended and Restated Revolving Note by such holder, to first institute suit or exhaust its remedies against Borrower or others liable herefor, or to enforce its rights against any security herefor, and (iv) consent to any and all extensions for any period, renewals or postponements of time of payment of this Amended and Restated Revolving Note or any other indulgences with respect hereto, without notice thereof to any of them.

                  6. Attorneys' Fees. If this Amended and Restated Revolving
Note is collected by legal proceedings or through a probate or bankruptcy court, or is placed in the hands of an attorney for collection upon acceleration, a Termination Event or after maturity, no matter how maturity or acceleration is brought about, Borrower agrees to pay reasonable attorneys' fees and all other collection costs incurred by the holder of this Amended and Restated Revolving Note.

                  7. Governing Law and Venue. This Amended and Restated Revolving Note shall be construed in accordance with and governed by the laws of the State of Oklahoma and applicable federal law and shall be performable in Oklahoma County, Oklahoma.

                  8. Headings. The headings of the sections of this Amended and Restated Revolving Note are inserted for convenience only and shall not be deemed to constitute a part hereof.

                  9. Amendment. This Amended and Restated Revolving Note renews and replaces the Revolving Note delivered by Borrower to the Bank. This Amended and Restated Revolving Note is the Revolving Note referred to in the Credit Agreement. This Amended and Restated Revolving Note is not executed and delivered in payment of the indebtedness evidenced



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by the Revolving Note, but to evidence the amended terms of that indebtedness.
The making and delivery of this Amended and Restated Revolving Note is not a novation.

                  IN WITNESS WHEREOF, Borrower has executed this Amended and Restated Revolving Note as of the date and year first above written.

                                       "BORROWER"

                                       UNITED STATES EXPLORATION, INC.


                                       By /s/ Bruce D. Benson
                                         ---------------------------------------
                                         Name: Bruce D. Benson
                                         Title: President



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